Personal & Confidential

Kelly –

In recognition of your contributions, I am very pleased to communicate your promotion to Corporate Vice President – Chief Accounting Officer. You play an important part of our ongoing strategy and success.

Today, I’m pleased to share with you compensation actions associated with your promotion:

Compensation Actions Summary (Effective August 19, 2023):

Compensation Element	Current	New	Change
Job Title:	Corp. VP - Finance	Corp. VP – Chief Accounting Officer	--
Grade	E3	E3	--
Bonus Plan	SSP	MIP	--
Currency	USD	USD	--
Annual Incentive Base Salary	$280,160	$320,000	$39,840	14.2%
Variable Incentive Target*	$126,072 (45%)	$144,000 (45%)	$17,928	14.2%
Global Total Target Cash (GTTC)	$406,232	$464,000	$57,768	14.2%
Annual Target LTI Award	$168,096	$192,000	$23,904	14.2%
Total Direct Compensation (TDC)	$574,328	$656,000	$81,672	14.2%
*Your variable incentive target increase is subject to pro-ration for the partial service year effective August 19, 2023.
Note: Unless notified otherwise, all other terms of your employment with NCR will remain unchanged.

In line with our pay-for-performance culture, your promotional compensation reflects your contributions to the Company, and my confidence in your ongoing contributions.

Congratulations on your Promotion. I look forward to the achievements we can accomplish together for 2023 and beyond.

Thank you for your contributions and leadership!

Regards

/s/ Brian Webb-Walsh
Brian Webb-Walsh
Executive Vice President & Chief Financial Officer